Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Cotelligent, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the registration statement.

Our report dated March 26, 2003, except as to Notes 2 and 17, which are as of November 25, 2003, contains an explanatory paragraph that states that the Company has restated the presentation of earnings (loss) per share in the consolidated statements of operations for the years ended December 31, 2002 and 2001, and the nine months ended December 31, 2000.

/s/    KPMG LLP

Costa Mesa, California

December 23, 2003